Exhibit 10.1

AGREEMENT AND GENERAL RELEASE

THIS AGREEMENT AND GENERAL RELEASE ("Agreement") is made by and between TerreStar Networks Inc., a Delaware corporation (hereinafter referred to as “Employer”), and Robert H. Brumley, his heirs, executors, administrators, successors, and assigns (collectively referred to herein as "Employee") (Employer and Employee shall be collectively referred to herein as “Parties”).   Capitalized terms used herein and not otherwise defined herein are used as defined in the Employment Agreement (as defined below).

RECITALS

WHEREAS, Employer and Employee are parties to a certain executive employment agreement, as amended, dated January 15th, 2008 (the “Employment Agreement”), pursuant to which Employee was employed as Employer’s President and Chief Executive Officer; and

WHEREAS, the Employment Agreement provided that, in the event Employee were terminated without Cause (as defined in the Employment Agreement), Employee would be entitled to certain severance benefits, conditioned upon Employee’s executing and delivering to the Employer a mutual release in form and substance acceptable to Employer by which Employee; and

WHEREAS, Employer has decided to terminate Employee’s employment with Employer without Cause, and has provided Employee with written notice of its intent to do so, and Employee seeks the severance benefits contemplated under his Employment Agreement; and

WHEREAS, the parties desire to avoid any conflict arising out of their employment relationship and the cessation of that relationship, and to resolve and settle any potential disputes, claims, allegations, charges, issues, differences or matters pertaining to, arising from, or associated with Employee’s employment with Employer and/or the separation from service;

NOW, THEREFORE, in consideration of the mutual agreements and promises contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

1.            Last Day of Employment.  Employee's last day of employment with Employer is April 16th, 2008.

2.            Consideration.  In consideration for Employee’s execution of this Confidential Agreement and General Release (“Agreement”) and compliance with its terms, and in accordance with Section 5(e) of the Employment Agreement, Employer agrees to provide Employee with the following:

(i)           A payment to equal (1) any Accrued Current Compensation, (2) an aggregate amount equal to the product of the Executive’s then-current Base Salary, expressed on a per diem basis, multiplied by the number of days measured from the date of separation from service to the Expiration Date, and (3) an aggregate amount equal to the product of Executive’s Target Annual Bonus for 2008 multiplied by two (2), (the amounts payable pursuant to clauses (2) and (3) of this sentence hereinafter referred to collectively as the “Severance Compensation”) less applicable income and employment tax withholding payable in substantially equal monthly installments over a period of twelve (12) months.  Notwithstanding the forgoing, the first $460,000 of these monthly installment payments shall be payable to the Executive on the date that this Agreement becomes effective and irrevocable and no additional payment shall be made during the six (6) month period beginning on the date of the Executive’s separation from service.  The portion of the monthly payments otherwise payable during this six (6) month period shall accrue without interest and shall be made on the first payroll date that is after the end of the six (6) month period.  Thereafter, the monthly installment payments shall commence and shall be paid for the remainder of 2008. The remaining portion of the Severance Compensation which would otherwise be payable in monthly installments in 2009 shall instead be paid in a lump sum payment on the first payroll date occurring after January 1, 2009.  For avoidance of doubt, the above referenced payments shall be made in accordance with the amounts and dates set forth on Schedule 2, attached hereto.

(ii)           To the extent that the Employee qualifies for, complies with the requirements of and otherwise remains eligible for continuation of his health care insurance benefits under COBRA, and payment of COBRA premiums is permitted under applicable laws and regulations, the Employer shall pay the COBRA premiums until the earlier of (A) such time as Employee obtains alternative employment and becomes eligible for health insurance through his new employer and (B) eighteen (18) months following the date of his separation from service.

(iii)           The vesting period for any unvested options, shares of restricted stock, or other rights to purchase equity securities of the Employer, or its subsidiaries, or respective affiliates (collectively, the “Award Shares”) that were previously awarded to Employee pursuant to any Plan shall be accelerated, and any unvested Award Shares awarded to Employee shall become fully vested effective immediately prior to the effective date of Employee’s separation from service.

(iv)           In addition, the exercise period for Employee to exercise any Award Shares shall be extended one (1) additional year beyond the date Employee’s right to exercise would expire absent this Agreement.

(v)           Employer shall take all steps reasonably available to it to have the Board of Directors of TerreStar Corporation issue a resolution acknowledging Employee’s contributions to the development of Employer and its affiliates and subsidiaries.

3.           No Consideration Absent Execution of this Agreement.  Employee understands and agrees that Employee would not receive the monies or other consideration specified in Section 2 above, except for Employee’s execution of this Agreement and fulfillment of the promises contained herein.

4.            General Release of All Claims.

(i)           Employee knowingly and voluntarily releases and forever discharges, to the fullest extent permitted by law, TerreStar Networks Inc., TerreStar Corporation, Motient Corporation, TerreStar Networks Holdings (Canada) Inc., TerreStar Networks (Canada) Inc., TerreStar Global, Ltd., their parents, affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns, and their current and former employees, attorneys, officers, directors, insurers, shareholders, and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries, all of whom are intended third-party beneficiaries of this Agreement (collectively referred to throughout the remainder of this Agreement as “Employer”), of and from any and all claims, known and unknown, asserted or unasserted, which the Employee has or may have against Employer as of the date of execution of this Agreement, including, but not limited to, any alleged violation of:

▪	Title VII of the Civil Rights Act of 1964;

▪	Sections 1981 through 1988 of Title 42 of the United States Code;

▪	The Employee Retirement Income Security Act of 1974 ("ERISA") (except for any vested benefits under any tax qualified benefit plan);

▪	The Immigration Reform and Control Act;

▪	The Americans with Disabilities Act of 1990;

▪	The Age Discrimination in Employment Act;

▪	The Workers Adjustment and Retraining Notification Act;

▪	The Fair Credit Reporting Act;

▪	The Sarbanes-Oxley Act of 2002;

▪	The Occupational Safety and Health Act;

▪	The Virginia Human Rights Act – Va. Code § 2.2-3900 et seq., any regulations thereunder, and any human rights law of any Virginia county or municipality;

▪	Virginia Statutory Provisions Regarding Retaliation/Discrimination for Filing a Workers’ Compensation Claim – Va. Code § 65.2-308(A) and (B);

▪	The Virginia Equal Pay Act – Va. Code § 40.1-28.6;

▪	The Virginians With Disabilities Act – Va. Code § 51.5-1 et seq.;

▪	AIDS Testing Law – Va. Code Ann. §32.1-36.1;

▪	Virginia Wage Payment and Hour Laws – Va. Code § 40.1-28.8 et seq.;

▪	Virginia Occupational Safety and Health (VOSH) Law – Va. Code § 401-49.3 et seq.;

▪	Virginia Code § 8.01-40 regarding unauthorized use of name or picture of any person;

▪	Virginia Code § 40.1-27 regarding preventing employment by others of former employee;

▪	Virginia Code § 40.1-28.7:2 regarding protection of crime victims’ employment;

▪	Virginia Code § 18.2-465.1 regarding protection of court witnesses’ and jurors’ employment;

▪	Uniformed Services Employment and Reemployment Rights Act (USERRA) - 38 U.S.C. § 4301, et. seq. ;

▪	Vietnam Era Veterans' Readjustment Assistance Act of 1974, as amended (VEVRAA) - 38 U.S.C. § 4212, et. seq.

▪	any other federal, state or local law, rule, regulation, or ordinance;

▪	any public policy, contract, tort, or common law; or

▪	any basis for recovering costs, fees, or other expenses including attorneys' fees incurred in these matters.

EMPLOYEE ACKNOWLEDGES THAT THIS IS A GENERAL RELEASE OF ALL CLAIMS AGAINST EMPLOYER.

(ii)           In return, Employer agrees to release Employee of and from any and all claims, causes of action, demands, obligations, agreements, promises, liability, damages, costs and/or fees arising out of or relating to your employment with the Employer, including Employee’s separation from service, up through the date of this agreement.  EMPLOYER ACKNOWLEDGES THAT THIS IS A GENERAL RELEASE OF ALL CLAIMS AGAINST EMPLOYEE.

5.            Acknowledgments and Affirmations.

(a)           Employee affirms that Employee has not filed, nor caused to be filed, nor is Employee presently a party to, any claim, complaint or action against Employer in any legal or administrative forum.

                (b)           Employee affirms that Employee has reported all hours worked as of the date Employee signed this Agreement and has been paid for and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which Employee may be entitled.

(c)           Employee affirms that Employee has been granted any leave to which Employee was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws, and that there has been no retaliation as a result of, interference with, or restraint of Employee’s use of such leave.

(d)   Employee affirms that Employee has no known workplace injuries or occupational diseases.

(e)           Employee affirms that Employee has not divulged any proprietary or confidential information of Employer and will continue to maintain the confidentiality of such information consistent with Employer’s policies and Employee’s agreement(s) with Employer and/or common law.

(f)           Employee affirms that Employee has not been retaliated against for reporting any allegations of wrongdoing by Employer or its officers, including any allegations of corporate fraud.

(g)           Employee acknowledges and agrees that he will resign all public and private director/officer positions he holds in Employer or any related or affiliated corporations or business entities, including but not limited to any positions held with TerreStar Networks Inc., TerreStar Corporation, Motient Corporation, TerreStar Networks Holdings (Canada) Inc., TerreStar Networks (Canada) Inc., TerreStar Global Ltd., their parents, affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns.

(h)           Since, as part of Employee’s employment, Employee had access to information of a nature not generally disclosed to the public, Employee acknowledges and affirms that Employee will keep confidential and not disclose to anyone, the business, proprietary, and trade secret information of Employer in Employee’s possession, as well as the personal, confidential, or otherwise proprietary information regarding Employer’s employees, and personnel practices and related matters.  This obligation is understood to be in addition to any agreements Employee signed with Employer concerning confidentiality and non-disclosure, non-competition, non-solicitation, and assignment of inventions or other intellectual property developments, which agreements will remain in full force and effect.  Employee expressly acknowledges and agrees that the obligations imposed on Employee in the sections of the Employment Agreement captioned “Company Property”, “Non-Competition; Non-Solicitation”, “Protection of Company Property”, “Intellectual Property”, “Publicity”, “Non-Disparagement” and “Arbitration” (Sections 6, 7, 8, 9, 13, 14 and 21, respectively) remain in full force and effect subsequent to the effective date of Employee’s separation from service and Employee’s execution of this Agreement.  Employer acknowledges that the obligations imposed on it under the “Arbitration” and “Indemnification” sections of the Employment Agreement (Sections 21 and 22, respectively) remain in full force and effect subsequent to the effective date of Employee’s separation from service and Employer’s execution of this Agreement.

(i)           Employee affirms and agree that Employee will not take, copy, use or distribute in any form or manner documents or information that Employer deems proprietary, including, but not limited to, trade secrets, research and development materials, lists of customers or potential customers, financial information, business and strategic plans, software programs and codes, access codes, and other similar materials or information.

(j)           Both parties acknowledge that this Agreement does not limit either party’s right, where applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency.  To the extent permitted by law, Employee agrees that if such an administrative claim is made, Employee shall not be entitled to recover any individual monetary relief or other individual remedies.  Employee further agrees that Employee will not provide information or testimony in any court action against Employer except pursuant to a lawful subpoena or other valid legal process and that Employee will notify Employer of any subpoena or informal request to testify in Court that Employee receives within 3 business days after Employee’s receipt of such subpoena or informal request.

(k)           Both parties acknowledge and affirm that Employee’s separation from service did not arise in the context of a “Change of Control” as that term is defined in the Employment Agreement.

6.            Non-disparagement; Employment References.

(a)           Employee agrees not to defame, disparage or demean Employer in any manner whatsoever.

(b)           Employer, and its officers and directors serving in such capacity, agree not to defame, disparage or demean Employee in any manner whatsoever.  Employer further agrees that all reference checks regarding Employee will be referred to Employer’s Human Resources Department and that the only information that will be provided in response to inquiries from prospective employers about the Employee shall be the dates of employment and position held with Employer.

7.            Return of Property. The Parties agree that nothing in this Agreement is intended to limit or prohibit, or shall be construed as limiting or prohibiting, either Party from providing information in response to a lawfully issued subpoena or otherwise complying with any legal requirement, or from participating in any investigation if requested to do so by the EEOC or other federal, state or local agency.  The Parties further agree that the existence and substance of this Agreement also may be disclosed in order to enforce its terms.

Employee affirms that Employee has returned all of Employer’s property, documents (including paper and electronic versions), and/or any confidential information belonging to Employer in Employee’s possession or control.  Employee also affirms that Employee is in possession of all of Employee’s property that Employee had at Employer’s premises and that Employer is not in possession of any of Employee’s property.

                8.            Governing Law and Interpretation.  This Agreement shall be governed and conformed in accordance with the laws of the Commonwealth of Virginia without regard to its conflict of laws provisions.  In the event of a breach of any provision of this Agreement, either Party may institute an action specifically to enforce any term or terms of this Agreement and/or to seek any damages for breach.  Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and should such provision be unable to be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void in such jurisdiction, leaving the remainder of this Agreement in full force and effect.

9.            Nonadmission of Wrongdoing.  The Parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by Employer of wrongdoing or evidence of any liability or unlawful conduct of any kind.

10.           Amendment.  This Agreement may not be modified, altered or changed except in writing and signed by the Parties wherein specific reference is made to this Agreement.

11.           Entire Agreement.  Except as set forth herein, this Agreement sets forth the entire agreement among the Parties hereto, and fully supersedes any prior agreements or understandings among the Parties regarding the subject matter hereof, except any restrictive covenants to which Employee is subject as a result of or in connection with his employment with Employer (including any non-competition, non-solicitation, non-disclosure, or rights to inventions agreements executed by Employee). Employee acknowledges that Employee has not relied on any representations, promises, or agreements of any kind made to Employee in connection with Employee’s decision to accept this Agreement, except for those set forth in this Agreement.

12.           Joint Participation and Negotiation of Agreement.  The Parties have had the opportunity to seek the advice of legal counsel and the opportunity to review, comment upon, and negotiate this Agreement.  Accordingly, it is agreed that no rule of construction shall apply against any Party or in favor of any Party.  This Agreement shall be construed in light of the fact that the Parties jointly prepared this Agreement, and any uncertainty or ambiguity shall not be interpreted against any one Party and in favor of the other.

13.           OWBPA Considerations.

(a)           IN ACCORDANCE WITH THE REQUIREMENTS OF THE OLDER WORKER BENEFIT PROTECTION ACT, EMPLOYEE IS ADVISED THAT EMPLOYEE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS AGREEMENT.  EMPLOYEE ALSO IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT.

EMPLOYEE MAY REVOKE THE PORTION OF THIS AGREEMENT THAT WAIVES ALL CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT (ADEA) FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY EMPLOYEE SIGNS THIS AGREEMENT.  ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED IN WRITING TO BILL SPARKS, VICE PRESIDENT OF HUMAN RESOURCES FOR EMPLOYER, AND MUST STATE, "I HEREBY REVOKE MY ACCEPTANCE OF OUR AGREEMENT AND GENERAL RELEASE."  THE REVOCATION MUST BE PERSONALLY DELIVERED TO MR. SPARKS, TRANSMITTED BY ELECTRONIC MAIL OR FACSIMILE (AT (703) 483-7990), OR SENT BY OVERNIGHT DELIVERY AND RECEIVED BY MR SPARKS WITHIN EIGHT DAYS AFTER EMPLOYEE SIGNS THIS AGREEMENT.  THE PARTIES SPECIFICALLY AGREE THAT THE CONSIDERATION SET FORTH IN SECTION 2 OF THIS AGREEMENT IS ALLOCATED AS FOLLOWS:  $750 TO EMPLOYEE’S RELEASE OF ADEA CLAIMS, AND THE REMAINDER TO EMPLOYEE’S OTHER OBLIGATIONS AS SET FORTH IN THIS AGREEMENT, INCLUDING EMPLOYEE’S RELEASE OF ALL OTHER CLAIMS RELEASED IN THIS AGREEMENT.

EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT, DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL UP TO TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

EMPLOYEE ACKNOWLEDGES THAT, AFTER DUE CONSIDERATION, EMPLOYEE FREELY AND KNOWINGLY ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST EMPLOYER.

The Parties knowingly and voluntarily sign this Confidential Agreement and General Release as of the date(s) set forth below:

	Employee		TerreStar Networks Inc.

By:	/s/Robert H. Brumley	By:	/s/William Freeman
	Robert H. Brumley		William Freeman
Chairman of the Board

Date:	4/16/08	Date:	4/16/08

SCHEDULE 2

SEPARATION COMPENSATION PAYMENTS
DATE	AMOUNT
Lapse of Ability to Revoke Release	$460,000.00
October 18, 2008	$516,708.50
November 18, 2008	$162,784.75
December 18, 2008	$162,784.75
January 1, 2009	$651,139.00
TOTAL	$1,953,417.00